Exhibit 99.1

Industrial Services of America, Inc.
Announces First Quarter 2016 Operating Results

LOUISVILLE, KY (May 13, 2016) -- Industrial Services of America, Inc. (NASDAQ: IDSA), (the “Company” or “ISA”), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities and sells used auto parts, today announced the filing of its Form 10-Q for the Quarter Ended March 31, 2016.

The Company’s Net Loss improved by $1.7 million when comparing the first quarter of 2016 to the same period of 2015. Net Loss improved from a loss of $3.1 million during the first quarter of 2015 to a loss of $1.4 million during the first quarter of 2016. The May 2015 warm idling of the Company’s auto shredder and stabilized commodity markets allowed the Company to focus on its core business, including strong cost management.

During the first quarter of 2016, as previously announced, the Company refinanced its working capital line of credit with a new $6.0 million asset-based revolving facility.

Commenting on the Company’s results of operations, Sean Garber, President of ISA stated, “The stabilization of the metals commodity markets, our new financial partner and positive results from decisive actions during 2015 have allowed the Company to perform better during the first quarter of 2016. We will continue to focus on managing costs, improving gross margins and increasing volumes.”

ISA’s SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys, dismantles and sells used auto parts. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in commodity prices, varying demand for metal recycling, competitive pressures in metal recycling markets, competitive pressures in the used auto parts market, availability of acquisition targets on terms and conditions satisfactory to the Company, availability of liquidity and loss of customers. Further information on factors that could affect ISA’s results is detailed in ISA’s filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contact

Industrial Services of America, Inc.
Todd L. Phillips
Chief Financial Officer
502-366-3452